EXHIBIT 99.1

                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN

                              FINANCIAL STATEMENTS
           AS OF DECEMBER 31, 2003 AND 2002 AND FOR EACH OF THE THREE
                  YEARS IN THE PERIOD ENDED DECEMBER 31, 2003

                                    CONTENTS

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                                                                                PAGE
Report of Independent Auditors..............................                      2

Financial Statements and Notes..............................                      3
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

                         REPORT OF INDEPENDENT AUDITORS

Compensation and Option Committee of the Board of Trustees of Equity Office Properties Trust
         1997 Non-Qualified Employee Share Purchase Plan

         We have audited the accompanying statements of financial condition of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase
Plan ("Plan"), as amended, as of December 31, 2003 and 2002, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 2003 and 2002, and the income and changes in plan equity for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                                                  Ernst & Young LLP

Chicago, Illinois
March 3, 2004

                                        2
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                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                        STATEMENTS OF FINANCIAL CONDITION

                                                                                              DECEMBER 31,
                                                                                    ---------------------------------
                                                                                        2003                2002
                                                                                    ---------------------------------
ASSETS:
 Receivable from Equity Office Properties Trust for participant
  contributions................................................................     $     152,900      $      144,000
                                                                                    ---------------------------------
  Total Plan assets                                                                 $     152,900      $      144,000
                                                                                    =================================

                             See accompanying notes.

                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                 STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------
                                                                            2003          2002          2001
                                                                        ---------------------------------------
Plan equity at beginning of year                                        $   144,000    $  162,300    $  101,000
                                                                        ---------------------------------------
Additions:
 Participant contributions, net of refunds                                2,108,600     2,126,500     1,978,200
 Plan Sponsor contributions                                                 475,900       411,000       346,900
                                                                        ---------------------------------------
  Total additions                                                         2,584,500     2,537,500     2,325,100
                                                                        ---------------------------------------
Deductions:
 Purchase of and distributions to Participants of Common Shares          (2,575,600)   (2,555,800)   (2,263,800)
                                                                        ---------------------------------------
  Total deductions                                                       (2,575,600)   (2,555,800)   (2,263,800)
                                                                        ---------------------------------------
Plan equity at end of year                                              $   152,900    $  144,000    $  162,300
                                                                        =======================================

                             See accompanying notes.

                         EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, (the "Plan") provides only general information. Participants should refer to the text of the Plan and the Plan prospectus for a complete description of the Plan's provisions. Equity Office Properties Trust ("Equity Office") is the Plan sponsor (the "Sponsor"). The Plan was effective January 1, 1998.

The Plan was adopted by Equity Office in 1997 to encourage eligible employees and eligible trustees ("Participants") to purchase Equity Office's common shares of beneficial interest, $0.01 par value per share ("Common Shares") in the belief that a Participant's ownership of Common Shares will increase his or her interest in the success of Equity Office. A Participant is eligible to participate in the Plan for a Purchase Period (as defined below) if he or she serves on the Board of Trustees of Equity Office or has been so employed by Equity Office Properties Management Corp., a subsidiary of Equity Office, for at least 31 days, and is regularly scheduled to work 20 or more hours each week. The minimum amount a Participant can contribute is $10 per pay period. The maximum amount a Participant can contribute is 20% of gross pay per pay period, up to $100,000 per calendar year. Contributions are held by the Sponsor and reported by Fidelity in participant accounts. All contributions are fully vested.

At the end of each Purchase Period (as defined in Note 3), Participant's contributions are used to purchase Common Shares. Effective the December 1, 2003 Purchase Period, each Purchase Period will last for three months. The price to the Participant for the Common Shares ("Purchase Price") will be 85% of the lesser of: (i) the Closing Price (as defined below) for a Common Share as of the last business day of the applicable Purchase Period; or (ii) the Average Closing Price (as defined below) of a Common Share during the Purchase Period. The Closing Price is the price reported for the Common Share in the Wall Street Journal, or another publication designated by the Compensation and Option Committee of the Board of Trustees of Equity Office ( the "Committee"), for the applicable business day. The Average Closing Price is the average of the Closing Prices for all business days during the Purchase Period. The number of Common Shares purchased is calculated on a per Participant basis by dividing the contributions made by each Participant during the Purchase Period by the Purchase Price.

Employer contributions represent the discount or aggregate difference between the market price of the Common Shares on the day the Common Shares are acquired and the discount purchase price established at the end of the purchase period. Such contributions also represent taxable income to the Participant.

The Common Shares purchased on behalf of each Participant are uncertificated and are recorded as a book entry. Accordingly, all Common Shares purchased under the provisions of the Plan are deemed to be immediately distributed to the Participants.

Any disposition by any Participant of his or her Common Shares which he or she has owned for less than one year are subject to the restrictions set forth in the Plan.

Equity Office has reserved 2,000,000 Common Shares for participants under the Plan.

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NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Accounting Method
The accounting records of the Plan are maintained on the accrual basis. Common Shares are purchased after the end of each Purchase Period and accounted for in the respective Purchase Periods.

Expenses
Equity Office pays administrative expenses of the Plan.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

NOTE 3 - DISTRIBUTIONS

A summary of the Common Shares purchased and distributed during the years ended December 31, 2003, 2002 and 2001 for each Purchase Period is as follows:

                                     PARTICIPANT                                         MARKET VALUE OF COMMON    COMMON SHARES
                                    CONTRIBUTIONS,       EMPLOYER                         SHARES PURCHASED AND     PURCHASED AND
PURCHASE PERIOD                     NET OF REFUNDS     CONTRIBUTIONS       TOTAL         DISTRIBUTED PER SHARE     DISTRIBUTED
--------------------------------------------------------------------------------------------------------------------------------
Fiscal year end 2003:
   1/1/03 to 5/31/03                $  1,024,400         $ 298,100      $ 1,322,500           $      27.07            53,925
   6/1/03 to 11/30/03                    933,900           177,800        1,111,700                  27.98            39,890
   12/1/03 to 12/31/03 (1)               150,300                 -          150,300                                        -
                                   ------------------------------------------------                                   ----------
      Total                         $  2,108,600         $ 475,900      $ 2,584,500                                   93,815
                                   ================================================                                   ==========
Fiscal year end 2002:
   1/1/02 to 5/31/02                $  1,059,700         $ 249,100      $ 1,308,800           $      30.26            48,326
   6/1/02 to 11/30/02                    929,600           161,900        1,091,500                  25.93            42,158
   12/1/02 to 12/31/02 (1)               137,200                 -          137,200                                        -
                                   ------------------------------------------------                                   ----------
      Total                         $  2,126,500         $ 411,000      $ 2,537,500                                   90,484
                                   ================================================                                   ==========
Fiscal year end 2001:
    1/1/01 to 5/31/01               $    930,400         $ 200,100      $ 1,130,500           $      29.57            41,444
   6/1/01 to 11/30/01                    892,900           146,800        1,039,700                  29.50            35,201
   12/1/01 to 12/31/01 (1)               154,900                 -          154,900                                        -
                                   ------------------------------------------------                                   ----------
      Total                         $  1,978,200         $ 346,900      $ 2,325,100                                   76,645
                                   ================================================                                   ==========

(1) Since the Purchase Periods do not coincide with the Plan's fiscal year, the month of December is shown separately for each year. The month of December is included in the Purchase Period ending May 31 of each following year.

NOTE 4 - FEDERAL INCOME TAXES

The Plan is neither a qualified plan under Section 401(a) of the Internal Revenue Code nor is it an employee stock purchase plan under Section 423 of the Internal Revenue Code. Participants are immediately subject to any required tax withholding by Equity Office on the discount/compensation as incurred and earned under the Plan. All such income and tax withholding are reported on the Participant's annual Form W-2 wages statement.

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NOTE 5 - AMENDMENT OR TERMINATION

The Plan may be amended or terminated by the Committee or the Board of Trustees of Equity Office at any time. Amounts available in Participants' accounts would either be used to purchase Common Shares or returned to the Participants.

                                        7
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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-72187) pertaining to the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan of our report dated March 3, 2004, with respect to the financial statements of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, included in this Annual Report and included as Exhibit 99.1 in the 2003 Annual Report (Form 10-K) of Equity Office Properties Trust for the year ended December 31, 2003.

                                                   Ernst & Young LLP

Chicago, Illinois
March 12, 2004

                                        8